EXHIBIT 99.21

News

June 6, 2012

Caterpillar contact North America:

Rusty L. Dunn
Corporate Public Affairs

309-675-4803

dunn_rusty_l@cat.com

Caterpillar contact Beijing:

Penny Wu

Public Affairs, Caterpillar China

+86 10 592 1422

wu_penny@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Completes Tender Offer for ERA Mining Machinery Limited, Including Their Siwei Subsidiary

Acquisition will allow Caterpillar to support growing base of Chinese customers

HONG KONG, China — Underscoring the company’s long-term commitment to China and its growing base of mining customers, Caterpillar Inc. (NYSE: CAT) today announced the completion of its tender offer for ERA Mining Machinery Limited (HKSE: 8043) (“ERA”), including its wholly-owned subsidiary Zhengzhou Siwei Mechanical & Electrical Manufacturing Co., Ltd., commonly known as (“Siwei”).

ERA primarily designs, manufactures, sells and supports underground coal mining equipment in mainland China through Siwei, a stand-alone company known for its deep expertise in producing mining roof support equipment and its focus on strong customer relationships.

“Siwei is an outstanding company with excellent people and great products in an industry that will continue to grow as the world population increases and mass urbanization drives a greater need for commodities,” said Steve Wunning, Caterpillar group

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president with responsibility for Resource Industries. “This is a strategic decision by Caterpillar to enhance and broaden our offerings for customers in China, and in the long-run will provide Siwei a strong platform for growth beyond China. I am proud to say that Caterpillar has a strong commitment to technical innovation and safety, and we plan to utilize our customer-focused experience through Siwei to help our mining customers become more efficient and safer within the mines.”

This acquisition is aligned with Caterpillar’s strategic imperative to expand its leadership in the Chinese coal mining equipment industry, and positions the Company to capitalize on the robust long-term outlook for coal production in China. Today, China produces almost half of the world’s coal and is forecasted to grow over the next several years.

The Siwei brand will continue to be used and be a part of Caterpillar Global Mining. Siwei currently has approximately 4,300 employees including engineering, manufacturing, sales, services and other management functions. Since its inception in 2003, Siwei has been the fastest-growing mining roof support company in China. Siwei is located in the Henan province in central China, and is adjacent to the major underground coal-producing provinces.

“We intend to maintain the fundamental aspects of Siwei that have made the company so successful and continue with the rapid growth that Siwei has delivered,” said Wunning. “Our goal is to live up to customer needs, which is why this acquisition is so significant. We are going to build on Siwei’s reputation, great products and customer relationships, grow and expand its roof support business in China, and longer term will leverage Caterpillar’s broad global reach to help bring Siwei’s products and expertise to mining customers worldwide.”

The tender offer was completed after approval from the Ministry of Commerce of the People’s Republic of China (MOFCOM). In the tender offer, Caterpillar received acceptances in respect of 98.89 percent of ERA common stock and approximately 98.26 percent of all outstanding options to purchase ERA common stock. Based on the distribution between ERA shares tendered for the all-cash alternative and the number of shares tendered for the loan note alternative, the final purchase price is estimated at between HKD $5,064 million and HKD $5,693 million on a fully diluted basis, depending on ERA’s performance.

Caterpillar intends to exercise its right to compulsorily acquire the remaining shares of ERA common stock that it has not purchased to date under applicable provisions of the Cayman Island Companies Law, under which ERA is incorporated. Caterpillar currently expects to complete the acquisition of the remaining shares of ERA common stock in the third quarter of 2012.

Caterpillar has a long history in China over the past 30 years. Along with its dealers in China, the Company has about 20,000 employees supporting Caterpillar customers today. Caterpillar has grown from a single sales office in Beijing to a broad footprint across the country—including 18 locations for manufacturing, four research and development facilities, three logistics and parts centers and other offices. Caterpillar continues to make significant investments in China with nine new facilities under construction.

About Caterpillar:

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. With 2011 sales and revenues of $60.138 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at: http://www.caterpillar.com.

Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets we serve; (ii) government monetary or fiscal policies and infrastructure spending ; (iii) commodity or component price increases and/or limited availability of raw materials and component products, including steel; (iv) our and our customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks and instability, including national or international conflicts and civil unrest; (vi) our and Cat Financial’s ability to: maintain credit ratings, avoid material increases in borrowing costs, and access capital markets; (vii) the financial condition and credit worthiness of Cat Financial’s customers; (viii) inability to realize expected benefits from acquisitions and divestitures, including the acquisition of Bucyrus International, Inc.; (ix) international trade and investment policies; (x) challenges related to Tier 4 emissions compliance; (xi) market acceptance of our products and services; (xii) changes in the competitive environment, including market share, pricing and geographic and product mix of sales; (xiii) successful implementation of capacity expansion projects, cost reduction initiatives and efficiency or productivity initiatives, including the Caterpillar Production System; (xiv) sourcing practices of our dealers or original equipment manufacturers; (xv) compliance with environmental laws and regulations; (xvi) alleged or actual violations of trade or anti-corruption laws and regulations; (xvii) additional tax expense or exposure; (xviii) currency fluctuations; (xix) our or Cat Financial’s compliance with financial covenants; (xx) increased pension plan funding obligations; (xxi) union disputes or other employee relations issues; (xxii) significant legal proceedings, claims, lawsuits or investigations; (xxiii) compliance requirements imposed if carbon emissions legislation and/or regulations are adopted; (xxiv) changes in accounting standards; (xxv) failure or breach of IT security; (xxvi) adverse effects of natural disasters; and (xxvii) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 21, 2012 for the year ended December 31, 2011.  This filing is available on our website at www.caterpillar.com/secfilings.

Caterpillar Public Release	#